Exhibit 10.2

EXECUTION VERSION

POST-CLOSING CONTINGENT LEASE SUPPORT AGREEMENT

THIS POST-CLOSING CONTINGENT LEASE SUPPORT AGREEMENT (this “Agreement”) dated February 23, 2022 by and among Las Vegas Sands Corp., a Nevada corporation (“Seller”), and Pioneer OpCo, LLC, a Nevada limited liability company (“OpCo Purchaser”).

RECITALS

WHEREAS, Seller, OpCo Purchaser and VICI Properties L.P., a Delaware limited partnership (together with its successors or assigns who own the Transferred Real Property, “PropCo Purchaser”), are party to that certain Purchase and Sale Agreement (the “PSA”), dated as of March 2, 2021, pursuant to which, among other things, upon the terms and conditions therein, Seller, at the Closing, sold, transferred and delivered to (i) OpCo Purchaser the OpCo Acquired Interests and (ii) PropCo Purchaser the PropCo Acquired Interests (capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the PSA); and

WHEREAS, pursuant to Section 3(b) and Section 3(c) of the PSA, each of the Seller and OpCo Purchaser agreed to enter into and deliver this Agreement, to be effective upon the Closing, pursuant to which, among other things, Seller has agreed to make certain Contingent Support Payments (as defined herein) upon the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Definitions. As used in this Agreement, the following terms have the meanings set forth below.

a.

“Accounting Principles” means, with respect to the components of EBITDAR, GAAP, consistently applied, using the principles, policies, procedures, categorizations, definitions, practices, classifications, methodologies and techniques that were applied by Seller in preparing the Financial Statements for the fiscal year ended December 31, 2020 (including policies used in determining bad debt provisions; provided that, if new facts or circumstances have arisen and information has become available within the relevant period since the preparation of the Financial Statements for the fiscal year ended December 31, 2020 that would reasonably be expected to cause OpCo Purchaser to deviate from such policies used in determining bad debt provisions, OpCo Purchaser may make a reasonable deviation from such policies used in determining bad debt provisions).

b.

“Actual Required Annual Amount” means an amount equal to (i) the Target Annual EBITDAR for such Annual Period minus (ii) the Final Annual EBITDAR for such Annual Period (which amount, if less than zero, shall be deemed to be zero).

[Signature Page to Agreement]

c.

“Actual Required Quarterly Amount” means an amount equal to (i) the Target Quarterly EBITDAR for such Measurement Period minus (ii) the Final Quarterly EBITDAR for such Measurement Period (which amount, if less than zero, shall be deemed to be zero).

d.

“Annual Adjustment Amount” for any Annual Period means the amount (which may be positive or negative) equal to (i) the Actual Required Annual Amount for such Annual Period minus (ii) the Net Payment Amount previously paid in connection with such Annual Period, as applicable.

e.	“Annual Payment Cap” means, with respect to a particular Annual Period, the amount set forth for such Annual Period on Annex B, as applicable.

f.	“Annual Period” means a period set forth on Annex B, as applicable.

g.

“EBITDA” for any period means “adjusted property EBITDA” calculated in a manner consistent with the applicable Accounting Principles, minus non-cash income related to the sale of the Grand Canal Shoppes, comprised of imputed mall revenue, amortization of mall sale proceeds, amortization of the deferred gain on the Venetian mall sale related to the theater, amortization of the deferred gain on the Venetian mall sale related to the gondola and amortization of the deferred gain on the Palazzo mall sale. A sample EBITDA calculation is attached as Annex A hereto (the “Sample EBITDA Calculation”). For the avoidance of doubt, the following items will be adjustments to consolidated net income consistent with the calculation of historical “adjusted property” EBITDA (to the extent reflected in net income for the period without duplication in each case): (i) non-cash stock-based compensation expense, (ii) salaries related to individuals or expenses not directly attributable to the operation of the Business, (iii) one-time expenses incurred in connection with the transactions contemplated by the PSA and the other Ancillary Agreements (including the separation of the Business from Seller and its Affiliates’ other businesses and operations as contemplated by the PSA), (iv) any payments by OpCo Purchaser or any of its Affiliates, on the one hand, to any of OpCo Purchaser’s Affiliates, on the other hand (disregarding for the purpose of this definition, the proviso contained in the definition of “Affiliates” in the PSA (including transaction, management, monitoring or consulting fees or any other similar fees)), (v) pre-opening expenses, defined as personnel and other costs directly related to the opening of new ventures incurred prior to the opening of new ventures, (vi) upfront or lump-sum payments made under multi-year contracts (including information technology, software-as-a-service or other service contracts) only to the extent the payments are recognized in expense as the payments are made instead of recognized over time(provided that this adjustment shall be prepared applying no minimum materiality limit), (vii) development expenses, defined as non-recurring third party costs specifically related to OpCo Purchaser’s evaluation and pursuit of new business opportunities, (viii) depreciation and amortization (inclusive of purchase accounting), (ix) gain or loss on disposal or impairment of assets, (x) interest income and interest expense, net of amounts capitalized, (xi) other non-operating income and expense, specifically realized foreign exchange gains / losses, net foreign exchange gains / losses on Taiwan bank balances, income from the Carlo’s Bakery equity investment, gains / losses related to entity dissolutions (i.e., losses and write-offs related to Sands Pennsylvania, Inc. and Sands Bethlehem), other non-cash income / gains and other non-operating income / loss items historically recorded to account 39950X—OTHER NON-OPERATING INCOME/LOSS, (xii) gain or loss on modification or early retirement of debt and (xiii) the aggregate amount of expense and / or benefit for federal, foreign, state and local taxes on or measured by the income or profits excluding gaming taxes (whether or not payable / receivable during that period).

h.	“EBITDAR” for any period means the sum of (i) EBITDA plus (ii) Rent.

i.	“Lease” means that certain Lease, dated as of the date hereof, by and between OpCo Purchaser and PropCo Purchaser, as amended, restated, supplemented or otherwise modified from time to time.

j.	“Measurement Period” means a period set forth on Annex C, as applicable.

k.	“Month” means a period set forth on Annex D, as applicable.

l.	“Monthly Payment Cap” means, with respect to a particular Month, the amount set forth for such Month on Annex D, as applicable.

m.

“Net Payment Amount” means, with respect to any Annual Period or Measurement Period, as applicable, the amount equal to the sum of (i) all Contingent Support Payments paid to OpCo Purchaser in connection with such Annual Period or Measurement Period, as applicable, plus (ii) any Quarterly Adjustment Payments paid by Seller to OpCo Purchaser in connection with such Annual Period or Measurement Period, as applicable, minus (iii) any Quarterly Adjustment Payments paid by OpCo Purchaser to Seller in connection with such Annual Period or Measurement Period, as applicable.

n.

“Quarterly Adjustment Amount” for any Measurement Period means the amount (which may be positive or negative) equal to (i) the Actual Required Quarterly Amount for such Measurement Period minus (ii) the Net Payment Amount previously paid in connection with such Measurement Period, as applicable.

o.	“Quarterly Payment Cap” means, with respect to a particular Measurement Period, the amount set forth for such Measurement Period on Annex C, as applicable.

p.	“Rent” for any period means any rent associated with the Lease that reduced EBITDA for such period.

q.	“Reserve Account” means a segregated account of OpCo Purchaser designated in writing to the Seller, which account shall hold the Reserve Funds in accordance with Section 2.

r.	“Reserve Amount” means $20,833,333.33.

s.

“Reserve Funds” means the funds deposited from time to time by Seller pursuant to Section 2 into the Reserve Account, together with all products and proceeds thereof, including all interest, dividends, gains and other income earned with respect thereto.

t.	“Target Annual EBITDAR” means, with respect to a particular Annual Period, Quarterly EBITDAR for the Measurement Period ending on December 31 during such Annual Period, as applicable.

u.	“Target Monthly EBITDAR” means, with respect to a particular Month, the amount set forth for such Month on Annex D, as applicable

v.	“Target Quarterly EBITDAR” means, with respect to a particular Measurement Period, the amount set forth for such Measurement Period on Annex C, as applicable.

2.	Reserve Account.

a.	On the date hereof, the Seller has deposited (or caused to be deposited) immediately available funds denominated in U.S. dollars into the Reserve Account in an amount equal to the Reserve Amount.

b.

If any Contingent Support Payment is payable by Seller to OpCo Purchaser pursuant to 4(b), OpCo Purchaser shall make a withdrawal from the Reserve Account in an amount equal to the amount of such Contingent Support Payment solely for the purpose of paying rent under the Lease (and OpCo Purchaser shall promptly pay such withdrawn funds to PropCo Purchaser as and for rent under the Lease). OpCo Purchaser shall promptly notify the Seller of the aggregate amount withdrawn and the amount of Reserve Funds in the Reserve Account after giving effect to any such withdrawal (a “Withdrawal Notice”).

c.

No later than the fourth (4th) Business Day following receipt of a Withdrawal Notice, to the extent that the aggregate amount of Reserve Funds is less than the Reserve Amount (the “Reserve Deficit”), Seller shall deposit (or cause to be deposited) immediately available funds denominated in U.S. dollars into the Reserve Account in an amount equal to the Reserve Deficit.

d.

OpCo Purchaser shall only draw upon the Reserve Funds as required by Section 2(b) or as required by Section 9(a). During the term of this Agreement, the Reserve Funds shall be invested in one or more of the following: U.S. dollar denominated deposit accounts and certificates of deposit issued by any bank, bank and trust company, or national banking association, which are either (i) insured by the Federal Deposit Insurance Corporation (“FDIC”) up to FDIC limits, or (ii) with domestic commercial banks which have a rating on their short-term certificates of deposit on the date of purchase of at least “A-1” by S&P or “P-1” by Moody’s (ratings on holding companies are not considered as the rating of the bank).

3.	Closing Payment.

a.

On the Closing Date, Seller shall deliver (or cause to be delivered) to OpCo Purchaser a certificate (the “Closing Date Monthly EBITDAR Certificate”) of an executive officer of Seller setting forth Seller’s good faith estimate of Monthly EBITDAR for the Month ended immediately prior to the Closing Date, derived from the books and records of the Business, and prepared in accordance with the Accounting Principles and calculated and presented in a manner consistent with the Sample EBITDA Calculation and the form attached hereto as Annex E (such amount, the “Closing Date Monthly EBITDAR”). If the Closing Date Monthly EBITDAR is less than the amount equal to the Target Monthly EBITDAR for the Month preceding the Closing Date as set forth on Annex D (the “Closing Date Target Monthly EBITDAR”) (the amount by which the Closing Date Target Monthly EBITDAR exceeds the Closing Date Monthly EBITDAR (which amount, if less than zero, shall be deemed to be zero), the “Closing Payment”), then on the Closing Date, Seller shall pay to OpCo Purchaser by wire transfer of immediately available funds an amount equal to the Closing Payment; provided that the Closing Payment shall not exceed an amount equal to the amount equal to the Monthly Payment Cap for the Month preceding the Closing Date as set forth on Annex D.

b.

On the earlier to occur of (i) the termination of this Agreement in accordance with its terms or (ii) a Reserve Account Suspension Event, OpCo Purchaser shall pay to Seller by wire transfer of immediately available funds an amount equal to the Closing Payment.

4.	Contingent Support Payments.

a.

On the first (1st) Business Day of each Month commencing after the Closing Date, OpCo Purchaser shall deliver (or cause to be delivered) to Seller a certificate (as applicable, a “Monthly EBITDAR Certificate”) of an executive officer of OpCo Purchaser setting forth OpCo Purchaser’s good faith estimate of Monthly EBITDAR for the immediately preceding Month, derived from the books and records of the Business, and prepared in accordance with the Accounting Principles and calculated and presented in a manner consistent with the Sample EBITDA Calculation and the form attached hereto as Annex E (such amount, as applicable, “Monthly EBITDAR”).

b.

On the first (1st) Business Day of each Month (following delivery of the Monthly EBITDAR Certificate and a Withdrawal Notice (if applicable)), Seller shall, subject to the applicable Monthly Payment Cap, pay to OpCo Purchaser, the amount (if any) by which the Target Monthly EBITDAR for the immediately preceding Month exceeds Monthly EBITDAR for such Month (each such payment a “Contingent Support Payment”) pursuant to the procedures in the following sentence. Subject to Section 9, (A) (1) OpCo Purchaser shall withdraw an amount equal to the amount of such Contingent Support Payment from the Reserve Account in accordance with Section 2(b) of this Agreement and (2) Seller shall replenish the Reserve Account in accordance with Section 2(c) of this Agreement and (B) if insufficient amounts are on deposit in the Reserve Account at the time the applicable Monthly EBITDAR Certificate is delivered, Seller shall pay to OpCo Purchaser by wire transfer of immediately available funds to the Reserve Account, an amount equal to the Contingent Support Payment minus the amount withdrawn from the Reserve Account pursuant to clause (A)(1).

5.	Quarterly Adjustment Payments.

a.

Within five (5) days following completion of OpCo Purchaser’s unaudited financial statements for any fiscal quarter (other than the fourth fiscal quarter of any Annual Period) and, in any event, no more than 60 days after the end of such fiscal quarter, OpCo Purchaser shall deliver (or cause to be delivered) to Seller (i) a certificate (as applicable, a “Quarterly EBITDAR Certificate”) of an executive officer of OpCo Purchaser setting forth OpCo Purchaser’s good faith calculation of Quarterly EBITDAR for the applicable Measurement Period, derived from the books and records of the Business, and prepared in accordance with the Accounting Principles and calculated and presented in a manner consistent with the Sample EBITDA Calculation and the form attached hereto as Annex E (such amount, as applicable, “Quarterly EBITDAR”) and (ii) OpCo Purchaser’s unaudited financial statements (including an unaudited balance sheet and consolidated statements of income and cash flow) for the fiscal quarters from which the calculation of Quarterly EBITDAR was derived.

b.

Within five (5) Business Days following the final determination of Quarterly EBITDAR for the applicable Measurement Period (such amount, as applicable, the “Final Quarterly EBITDAR”) in accordance with Section 10 below, (i) if the Quarterly Adjustment Amount for such Measurement Period is positive, Seller shall, subject to the next sentence, pay to OpCo Purchaser by wire transfer of immediately available funds to an account designated by OpCo Purchaser in writing, an amount equal to the Quarterly Adjustment Amount for such Measurement Period or (ii) if the Quarterly Adjustment Amount for such Measurement Period is negative, OpCo Purchaser shall pay to Seller by wire transfer of immediately available funds to an account designated by Seller in writing, the Quarterly Adjustment Amount for such Measurement Period (it being understood that any such payment by OpCo Purchaser shall not exceed the Net Payment Amount received by OpCo Purchaser for such Measurement Period) (the payments referred to in clauses (i) or (ii), a “Quarterly Adjustment Payment”). Seller shall have no obligation to pay, and OpCo Purchaser shall have no right to receive, any amount in excess of the Quarterly Payment Cap for the applicable Measurement Period. From and after the delivery of the applicable Quarterly EBITDAR Certificate, OpCo Purchaser shall provide Seller and its

Representatives with reasonable access to the applicable books and records (including general ledger detail necessary to support the calculation of Quarterly EBITDAR) and the Persons involved in preparing or reviewing such Quarterly EBITDAR Certificate (in each case, during normal business hours and to the extent not unreasonably interfering with the operation of the Business), for purposes of Seller’s review and verification.

6.	Annual Adjustment.

a.

Within five (5) days following completion of OpCo Purchaser’s audited financial statements for any fiscal year and, in any event, no more than 120 days after the end of such fiscal year, OpCo Purchaser shall deliver (or cause to be delivered) to Seller (i) a certificate (an “Annual EBITDAR Certificate”) of an executive officer of OpCo Purchaser setting forth OpCo Purchaser’s good faith calculation of Annual EBITDAR for the applicable Annual Period, derived from the books and records of the Business, and prepared in accordance with the Accounting Principles and calculated and presented in a manner consistent with the Sample EBITDA Calculation and the form attached hereto as Annex E (“Annual EBITDAR”) and (ii) OpCo Purchaser’s audited financial statements (including an audited balance sheet and consolidated statements of income and cash flow) for the fiscal year from which the calculation of Annual EBITDAR was derived. From and after the delivery of the applicable Annual EBITDAR Certificate, OpCo Purchaser shall provide Seller and its Representatives with reasonable access to the applicable books and records (including general ledger detail necessary to support the calculation of Annual EBITDAR) and the Persons involved in preparing or reviewing such Annual EBITDAR Certificate (in each case, during normal business hours and to the extent not unreasonably interfering with the operation of the Business), for purposes of Seller’s review and verification.

b.

Within five (5) Business Days following the final determination of Annual EBITDAR for the applicable Annual Period (such amount, as applicable, the “Final Annual EBITDAR”) in accordance with Section 10 below, (i) if the Annual Adjustment Amount for such Annual Period is positive, Seller shall, subject to the next sentence, pay to OpCo Purchaser by wire transfer of immediately available funds to an account designated by OpCo Purchaser in writing, an amount equal to the Annual Adjustment Amount for such Annual Period, or (ii) if the Annual Adjustment Amount for such Annual Period is negative, OpCo Purchaser shall pay to Seller by wire transfer of immediately available funds to an account designated by Seller in writing, the Annual Adjustment Amount for such Annual Period (it being understood that any such payment by OpCo Purchaser shall not exceed the Net Payment Amount received by OpCo Purchaser for such Annual Period) (the payments referred to in clauses (i) or (ii), an “Annual Adjustment Payment”), provided that, in the event that this Agreement shall terminate pursuant to Section 8(a) herein, any and all Contingent Support Payment(s) (calculated after giving effect to any Quarterly Adjustment Payment made by Seller or by OpCo Purchaser, the aggregate of such payment(s), the “Adjustment Refund Amount”) made by Seller to OpCo

Purchaser with respect to any period(s) commencing on or after January 1, 2023, if any, will be returned by OpCo Purchaser to Seller, within ten (10) Business Days following such determination of Final Annual EBITDAR, by wire transfer of immediately available funds to an account designated by Seller in writing. Seller shall have no obligation to pay, and OpCo Purchaser shall have no right to receive, any amount in excess of the Annual Payment Cap for the applicable Annual Period.

7.

Conduct of Business. Except as required by applicable Law or under any COVID-19 Measures, as expressly contemplated by the PSA or with the prior written consent of Seller (not to be unreasonably withheld, delayed or conditioned), OpCo Purchaser shall, and shall cause its Subsidiaries to, take commercially reasonable efforts to cause the Business to be conducted in the ordinary course of business in all material respects. OpCo Purchaser shall not, and shall cause its Affiliates not to, take any action the primary purpose of which is to (including by virtue of accelerating actions that increase expenses with the intent to) reduce Monthly EBITDAR, Quarterly EBITDAR or Annual EBITDAR in order to increase the Contingent Payments payable under this Agreement.

8.

Early Termination. Notwithstanding anything to the contrary in this Agreement, if (a) Final Annual EBITDAR for the fiscal year (i.e., the twelve (12)-month period) ending on December 31, 2022, equals or exceeds five hundred and fifty million U.S. dollars ($550,000,000) or (b) a Change of Control (as defined in the Seller Financing Loan Agreement) occurs, then this Agreement shall terminate immediately and shall thereupon become null and void and of no further force and effect and neither party shall have any further liability or obligation to the other, including any obligation to pay or right to receive any Contingent Support Payments, Quarterly Adjustment Payments or Annual Adjustment Payments except that, (i) if this Agreement is terminated pursuant to clause (a) above, (x) an Annual Adjustment Payment will be made pursuant to Section 6 for the Annual Period ending on December 31, 2022 and (y) if applicable, OpCo Purchaser shall deliver to Seller the Adjustment Refund Amount pursuant to Section 6 herein and (ii) if this Agreement is terminated pursuant to clause (b) above, a final adjustment shall occur that is calculated in a manner consistent with the Annual Adjustment Payment (provided that the Annual Payment Cap for the fiscal year in which a Change of Control occurs shall equal such Annual Period’s Annual Payment Cap multiplied by (A) the number of days that have elapsed during such fiscal year prior to the occurrence of a Change of Control divided by (B) 365 (rounded down to the nearest cent)).

9.	Reserve Account Suspension Event; Reserve Account Reinstatement Event.

a.

If a Reserve Account Suspension Event occurs, (1) OpCo Purchaser shall, within three (3) Business Days, pay to Seller by wire transfer of immediately available funds denominated in U.S. dollars all Reserve Funds as of such date to an account designated by Seller and (2) from and after the date that such Reserve Account Suspension Event occurs, until the date that a Reserve Account Reinstatement Event occurs, Seller shall not be required to comply with the requirements set forth in Section 2.

b.

If a Reserve Account Reinstatement Event occurs, (1) Seller shall, within three (3) Business Days after the occurrence of such Reserve Account Reinstatement Event, deposit (or cause to be deposited) cash denominated in U.S. dollars into the Reserve Account in an amount equal to the Reserve Amount and (2) from and after the date that such Reserve Account Reinstatement Event occurs, Seller shall be required to comply with the requirements set forth in Section 2.

c.	The following terms have the meanings set forth below:

(i)

“Reserve Account Reinstatement Event” shall occur if either (i) Seller is required under this Agreement to make a Contingent Support Payment or (ii) OpCo Purchaser delivers to Seller a good faith estimate of Monthly EBITDAR for the then-current Month prepared in accordance with the Accounting Principles, together with OpCo Purchaser’s projections, forecasts, estimates or budgets for such then-current Month, and based on such information, there is reasonable basis to believe that a Contingent Support Payment will be required to be paid by Seller in respect of the immediately succeeding Month.

(ii)	“Reserve Account Suspension Event” shall occur if Seller is not required under this Agreement to make a Contingent Support Payment for three (3) consecutive Months.

(iii)	“Reserve Account Suspension Period” means any period commencing on the occurrence of a Reserve Account Suspension Event and ending on the occurrence of a Reserve Account Reinstatement Event.

10.

Dispute Resolution Process. The applicable Quarterly EBITDAR Certificate and Annual EBITDAR Certificate shall become final and binding upon Seller and OpCo Purchaser on the thirtieth (30th) day following the delivery thereof, unless Seller delivers written (x) notice of its disagreement with such Quarterly EBITDAR Certificate or the calculation of Quarterly EBITDAR set forth therein or such Annual EBITDAR Certificate or the calculation of Annual EBITDAR set forth therein (as applicable, a “Notice of Disagreement”) or (y) notice that there is no disagreement with such Quarterly EBITDAR Certificate or the calculation of Quarterly EBITDAR set forth therein or such Annual EBITDAR Certificate or the calculation of Annual EBITDAR set forth therein, in each case, to OpCo Purchaser prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted and (ii) only include good faith disagreements based on Quarterly EBITDAR or Annual EBITDAR not being derived from the books and records of the Business, prepared in accordance with the Accounting Principles or calculated or presented in a manner consistent with the Sample EBITDA Calculation and the form attached hereto as Annex E, together with such financial statements (whether audited or unaudited), schedules and data with respect to the determination thereof as may be appropriate to support the calculations set forth in such Notice of Disagreement. If a Notice of Disagreement is received by OpCo Purchaser in a timely manner, then OpCo Purchaser and Seller shall negotiate in good faith to resolve such disagreements within fifteen (15) days after the delivery of the Notice of

Disagreement (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Quarterly EBITDAR Certificate or Annual EBITDAR Certificate shall be final and binding with such changes as may have been previously agreed in writing by OpCo Purchaser and Seller. If, at the end of the Resolution Period, OpCo Purchaser and Seller have not resolved in writing all of the matters specified in the Notice of Disagreement, then OpCo Purchaser and Seller shall submit to Ernst & Young LLP or, if such firm is unwilling or unable to act, then such other nationally recognized independent public accounting firm as shall be agreed upon by OpCo Purchaser and Seller in writing (the “Accounting Firm”), for resolution in accordance with the standards set forth in this Section 10, only the matters set forth in the Notice of Disagreement that remain in dispute. The Accounting Firm shall function as an expert and not as an arbitrator. OpCo Purchaser and Seller shall use reasonable efforts to cause the Accounting Firm to render any written decision resolving the matters submitted to the Accounting Firm within thirty (30) days of the receipt of such submission. The scope of the disputes to be resolved by the Accounting Firm shall be limited to the matters set forth in the Notice of Disagreement that remain in dispute between OpCo Purchaser and Seller and to fixing mathematical errors and determining whether the items in dispute were derived from the books and records of the Business, prepared in accordance with the Accounting Principles or calculated or presented in a manner consistent with the Sample EBITDA Calculation and the form attached hereto as Annex E, and the Accounting Firm is not to make any other determination. The Accounting Firm’s decision shall be based solely on written submissions by OpCo Purchaser and Seller and their respective representatives and not by independent review. The Accounting Firm may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The determination made by the Accounting Firm shall be final and binding on OpCo Purchaser and Seller and shall be enforceable in any court of competent jurisdiction. The fees and expenses of the Accounting Firm shall be paid by Seller, on the one hand, and by OpCo Purchaser, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or OpCo Purchaser, respectively, bears to the aggregate amount actually contested by Seller and OpCo Purchaser, such that the prevailing party pays the lesser proportion of such fees and expenses.

11.	Miscellaneous.

a.

Third Party Beneficiaries. Except as otherwise expressly set forth herein, this Agreement is not intended, nor shall it be construed, to confer upon any Person (including any employee or any dependent or beneficiary thereof), except the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement. Notwithstanding the foregoing or anything otherwise contained in this Agreement, PropCo Purchaser may rely upon this Agreement as an express third party beneficiary hereof to enforce all of the terms and conditions of this Agreement (i) if a Contingent Support Payment required hereunder has not been paid when due and the corresponding rent payment is not paid when due in accordance with the terms of the Lease and (ii) with respect to the first sentence of Section 11(b), the last sentence of Section 11(e) and all of Section 11(i) and Section 12.

b.

Assignment. Neither this Agreement, nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by either party hereto without the prior written consent of the other party hereto and PropCo Purchaser. A copy of the document(s) evidencing any assignment permitted hereunder, together with an agreement of the assignee assuming all of the terms and conditions of this Agreement to be performed by OpCo Purchaser, in form reasonably satisfactory to counsel for Seller, shall promptly be delivered to the attorneys for Seller, and in any event no such assignment shall relieve OpCo Purchaser from OpCo Purchaser’s obligations under this Agreement. Nothing in this Agreement shall be deemed to amend or constitute an assignment or delegation of any of the covenants, agreements, rights, interests or obligations under the Lease.

c.

Successors and Assigns. The respective rights and obligations of Seller and OpCo Purchaser herein contained shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

d.

Entire Agreement. This Agreement, including the attached Annexes hereto, and the documents, schedules, certificates and instruments referred to herein, constitutes the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and supersedes all prior agreements, arrangements and understandings, written or oral, of the parties with respect to such transactions.

e.

Waiver of Compliance. No amendment, modification, alteration, supplement or waiver of compliance with any obligation, covenant, agreement, provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing executed by each of the parties hereto or, in the case of a waiver, the party or parties against whom enforcement of any waiver, is sought. Any waiver or failure to insist (or delay in insisting) upon strict compliance with such obligation, covenant, agreement, provision or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Without PropCo Purchaser’s consent, neither OpCo Purchaser nor Seller shall (i) waive compliance with any material provision in this Agreement or (ii) amend, modify, alter or supplement this Agreement.

f.

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

g.

Headings. The section headings contained in this Agreement or any Annex attached hereto are for convenience only and shall not control, limit or affect in any way the scope, meaning or interpretation of the provisions of this Agreement, or in any way affect this Agreement.

h.

Governing Law. This Agreement and the obligations arising hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such jurisdiction. To the fullest extent permitted by law, the parties hereby unconditionally and irrevocably waive and release any claim that the law of any other jurisdiction governs this Agreement and this Agreement shall be governed and construed in accordance with the laws of the State of Delaware as aforesaid.

i.

Jurisdiction and Service of Process; Dispute Resolution. With respect to any Action resulting from, relating to or arising out of this Agreement or any of the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect of this Agreement, and the rights and obligations arising hereunder brought by the other party or its successors or assigns, each of the parties hereto irrevocably and unconditionally submits and consents to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such court does not have subject matter jurisdiction, any federal court sitting in the State of Delaware (all such courts, collectively, the “Designated Courts”). In any such Action, each party irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise (i) any claim that it is not subject to the jurisdiction of the Designated Courts, (ii) that its property is exempt or immune from attachment or execution, (iii) that such Action is brought in an inconvenient forum, (iv) that the venue of such Action is improper, (v) that such Action should be transferred or removed to any court other than one of the Designated Courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the Designated Courts, or (vi) that this Agreement or the subject matter hereof may not be enforced in or by the Designated Courts. Each party hereby agrees not to commence any such Action other than before one of the Designated Courts. Each party also hereby agrees that any final and unappealable judgment against a party in connection with any such Action shall be conclusive and binding on such party and that such judgment may be enforced in any court of competent jurisdiction, either within or outside of the U.S. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. With respect to any Action for which it has submitted to jurisdiction pursuant to this Section 11(i), each party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 12 of this Agreement. Nothing in this Section 11(i) shall affect the right of any party to serve process in any other manner permitted by Law. The foregoing consent to jurisdiction shall not (a) constitute submission to jurisdiction or general consent to service of process in the State of Delaware for any purpose except with respect to any Action resulting from, relating to or arising out of this Agreement or (b) be deemed to confer rights on any Person other than the respective parties to this Agreement or PropCo Purchaser. Any claims subject to Section 10 shall be finally and conclusively determined in accordance with such Section.

j.

Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE PURSUANT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION BASED UPON, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) IT MAKES SUCH WAIVER VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(j).

k.

Construction. The parties acknowledge that they were represented by counsel in connection with the negotiation and drafting of this Agreement and that neither this Agreement nor any of the terms and provisions hereof shall be subject to the principle of construing its or their meaning against the party which drafted the same. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law.

l.

Partial Invalidity. If any term, covenant or condition of this Agreement is held to be illegal, invalid or unenforceable in any respect, such illegality, invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been contained herein. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the illegal, invalid or unenforceable term or provision, and this Agreement shall be legal, valid and enforceable as so modified so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such illegal, invalid or unenforceable term or provision with a legal, valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such illegal, invalid or unenforceable term or provision so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto.

m.	Interpretation.

(i)

when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, if such day is not a Business Day, the date of such performance shall extend to the immediately succeeding Business Day;

(ii)	when calculating the beginning of a Month, Measurement Period or Annual Period, as applicable, such period shall be deemed to begin at 12:01 a.m. (Pacific Time) on the applicable starting date;

(iii)	when calculating the end of a Month, Measurement Period or Annual Period, as applicable, such period shall be deemed to end at 11:59 p.m. (Pacific Time) on the applicable ending date;

(iv)

the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(v)

the Annexes attached to this Agreement are incorporated herein by reference and will be considered part of this Agreement, and any references herein to a particular Section or Annex means a Section, or an Annex, this Agreement unless otherwise expressly stated herein;

(vi)

all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings, and any pronoun or pronouns set forth herein will be deemed to cover all genders;

(vii)	a defined term has its defined meaning throughout this Agreement and each Annex or other document to this Agreement, regardless of whether it appears before or after the place where it is defined;

(viii)	the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(ix)	the word “or” shall be disjunctive but not exclusive;

(x)

any reference to any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of a statute, includes any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law includes any successor to such section;

(xi)

the words “ordinary course of business” will mean “ordinary course of business consistent with past practice,” unless otherwise specified; provided that any deviations from the ordinary course of business of any Person or any action or conduct by any Person, in each case, relating to COVID-19 Measures shall be deemed not to be a deviation of the “ordinary course of business”;

(xii)	all references to prices, values or monetary amounts refer to United States dollars;

(xiii)	all references to days mean calendar days unless otherwise provided; and

(xiv)	all references to time mean Pacific Standard Time or Pacific Daylight Time, as applicable in Las Vegas, Nevada.

n.

Tax Treatment. Unless otherwise required by Law, all Contingent Support Payments, Quarterly Adjustment Payments and Annual Adjustment Payments made under this Agreement shall be treated by the parties as an adjustment to the OpCo Transaction Consideration for Tax purposes and the Allocation Schedule shall be amended according to the same procedures set forth in Section 4(f) of the PSA. The parties agree that Seller shall be entitled to (and shall be allocated for all Tax purposes) any interest or other income earned by amounts on deposit in the Reserve Account.

12.

Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or delivered if sent by electronic mail to the parties at the following addresses:

a.	If to Seller:

Las Vegas Sands Corp.

3355 Las Vegas Blvd South

Las Vegas, NV 89109

Attention: Randy Hyzak

  Robert Cilento

  Zac Hudson

  Christine Sommella

Email: Randy.Hyzak@sands.com

  Robert.Cilento@Sands.com

  Zac.Hudson@Sands.coms

  Christine.Sommella@Sands.com

With copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention: Howard L. Ellin, Esq.

  Kenneth M. Wolff, Esq.

  Audrey L. Sokoloff, Esq.

Email: Howard.Ellin@skadden.com

  Kenneth.Wolff@skadden.com

  Audrey.Sokoloff@skadden.com

b.	If to OpCo Purchaser to:

Pioneer OpCo, LLC

c/o Apollo Management Holdings, L.P.

9 West 57th Street, 43rd Floor

New York, New York, 10019

Attention: David Sambur

  Alex van Hoek

Email: sambur@apollo.com

  avanhoek@apollo.com

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention: Ross A. Fieldston, Esq.

  Peter E. Fisch, Esq.

  Brian C. Lavin, Esq.

Email: rfieldston@paulweiss.com

  pfisch@paulweiss.com

  blavin@paulweiss.com

c.	If to PropCo Purchaser to:

VICI Properties L.P.

535 Madison Avenue, 20th Floor

New York, New York 10022

Attention: Samantha S. Gallagher, General Counsel

Email: corplaw@viciproperties.com

With a copy to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attention: James P. Godman, Esq.

  Todd E. Lenson, Esq.

  Jordan M. Rosenbaum, Esq.

Email: jgodman@kramerlevin.com

  tlenson@kramerlevin.com

  jrosenbaum@kramerlevin.com

or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above; provided, that, notice of a change of address shall be deemed given only upon receipt. Any notice delivered in the manner required above shall be deemed to have been delivered on the date actually received or on the date refused if delivery is made on a Business Day before 5:00 p.m. or if delivered later on the next Business Day. Counsel to OpCo Purchaser may give any notices or other communications hereunder on behalf of OpCo Purchaser and counsel to Seller may give any notices or other communications hereunder on behalf of Seller. The terms and provisions of this Section 12 shall survive any termination of this Agreement.

13.	Binding Effect. This Agreement shall not become a binding obligation upon Seller or OpCo Purchaser unless and until the same has been fully executed by, and delivered to, each other party.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day first written above.

SELLER:

Las Vegas Sands Corp., a Nevada corporation

By:	/s/ Patrick Dumont
Name: Patrick Dumont
Title: President & Chief Operating Officer

OPCO PURCHASER:

Pioneer OpCo, LLC, a Nevada limited liability company

By:	/s/ Robert Brimmer
Name: Robert Brimmer
Title: Chief Financial Officer

[Signature Page to Agreement]

Acknowledged and Agreed by:

PROPCO PURCHASER:

VICI Properties L.P., a Delaware limited partnership

By:	/s/ David A. Kieske
Name: David A. Kieske
Title: Treasurer

[Signature Page to Agreement]